As filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTGEN HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2888568
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3525 Piedmont Rd., NE,

Building 6, Suite 700

Atlanta, Georgia 30305

(404) 467-1500

(Address of Principal Executive Offices)

NEXTGEN HEALTHCARE, INC. 2015 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

James R. Arnold, Jr.

Chief Financial Officer

NextGen Healthcare, Inc.

3525 Piedmont Rd., NE

Building 6, Suite 700

Atlanta, Georgia 30305

(404) 467-1500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Cary K. Hyden, Esq.

Michael A. Treska, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	1,850,000 shares (3)	$14.88	$27,528,000	$2,552

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $14.88, which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Market on October 26, 2021.

(3)

Represents 1,850,000 shares of common stock available for future issuance (or that may become available for issuance) under the NextGen Healthcare, Inc. 2015 Equity Incentive Plan (as amended to date, the “2015 Plan”).

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

This registration statement registers the offer and sale of 1,850,000 shares of common stock of NextGen Healthcare, Inc. for issuance under the 2015 Plan. In accordance with Instruction E to Form S-8, the contents of the prior registration statements on Form S-8, File Nos. 333-206419, 333-221145, and 333-234308, as amended by Post-Effective Amendment No. 1 to such registration statements on Form S-8, filed with the Securities and Exchange Commission (“SEC”) on October 19, 2021, in each case previously filed with respect to the 2015 Plan, are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, NextGen Healthcare, Inc. is sometimes referred to as “registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A , for the fiscal year ended March 31, 2021, filed by the registrant with the SEC on May 27, 2021, as amended by the Form 10-K/A filed by the registrant with the SEC on July 29, 2021, respectively, which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, filed by the registrant with the SEC on July  30, 2021, and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, filed by the registrant with the SEC on October 29, 2021;

(c)

the Company’s Current Reports on Form 8-K and Form 8-K/A filed by the registrant with the SEC on June  21, 2021, August  17, 2021, August  18, 2021, September  10, 2021, September  20, 2021, and October 19, 2021; and

(d)

the description of the registrant’s common stock set forth in the registrant’s registration statement on Form 8-A12B/A (Registration No. 001-12537), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 19, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits (and in some cases requires) a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, subject to certain restrictions and limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the registrant’s restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and unlawful stock repurchases and redemptions); or

•	any transaction from which the director derived an improper personal benefit,

As permitted by the DGCL, the registrant’s restated bylaws provide that:

•	the registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

•	the registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the registrant is required to advance expenses incurred by its directors and officers in defending against certain legal proceedings to the fullest extent permitted by the DGCL, subject to very limited conditions; and

•	the rights conferred in the restated bylaws are not exclusive.

The registrant has entered into indemnification agreements with its directors and executive officers, and the indemnification agreements, the registrant’s Amended and Restated Certificate of Incorporation and the registrant’s Amended and Restated Bylaws require the registrant to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

The registrant currently carries liability insurance for its directors and executive officers for securities matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Restated Articles of Incorporation of Quality Systems, Inc.	S-1	333-00161	3.1	1/11/1996

3.2	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	10-K	001-12537	3.1.1	6/14/2005

3.3	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	8-K	001-12537	3.02	10/11/2005

3.4	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	8-K	001-12537	3.1	3/6/2006

3.5	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	8-K	001-12537	3.1	10/6/2011

3.6	Restated Articles of Incorporation of NextGen Healthcare, Inc.	8-K	001-12537	3.1	9/10/2018

3.7	Amended and Restated Certificate of Incorporation of NextGen Healthcare, Inc., a Delaware corporation	8-K	001-12537	3.1	10/19/2021

3.8	Amended and Restated Bylaws of Quality Systems, Inc.	8-K	001-12537	3.1	10/31/2008

3.9	Amended and Restated Bylaws of NextGen Healthcare, Inc.	8-K	001-12537	3.2	9/10/2018

3.10	Fourth Amended and Restated Bylaws of NextGen Healthcare, Inc.	8-K/A	001-12537	3.1	8/17/2021

3.11	Amended and Restated Bylaws of the NextGen Healthcare, Inc.	8-K	001-12537	3.2	10/19/2021

4.1	Form of specimen common stock certificate of NextGen Healthcare, Inc., a Delaware corporation	8-K	001-12537	4.1	10/19/2021

5.1	Opinion of Latham & Watkins LLP					X

10.1	NextGen Healthcare, Inc. 2015 Equity Incentive Plan, as amended and restated	8-K	001-12537	10.1	10/19/2021

23.1	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on October 29, 2021.

NEXTGEN HEALTHCARE, INC.

By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Executive Vice President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints David Sides, James R. Arnold, and David Ahmadzai, jointly and severally, his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Sides David Sides	Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2021

/s/ James R. Arnold, Jr. James R. Arnold, Jr.	Executive Vice President Chief Financial Officer (Principal Financial Officer)	October 28, 2021

/s/ David Ahmadzai David Ahmadzai	Chief Accounting Officer (Principal Accounting Officer)	October 28, 2021

/s/ Jeffrey H. Margolis Jeffrey H. Margolis	Chairman of the Board and Director	October 28, 2021

/s/ Craig A. Barbarosh Craig A. Barbarosh	Vice Chairman of the Board and Director	October 28, 2021

/s/ George H. Bristol George H. Bristol	Director	October 28, 2021

/s/ Darnell Dent Darnell Dent	Director	October 28, 2021

/s/ Morris Panner Morris Panner	Director	October 28, 2021

/s/ Pamela Puryear Pamela Puryear	Director	October 28, 2021

/s/ Geraldine McGinty Geraldine McGinty	Director	October 28, 2021

/s/ Julie D. Klapstein Julie D. Klapstein	Director	October 28, 2021